DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


CONSOLIDATED BALANCE SHEETS(UNAUDITED)
MARCH 31, 1996 AND DECEMBER 31, 1995

                                         March 31,      December 31,
                                            1996             1995
ASSETS

CASH AND CASH EQUIVALENTS                $  592,572       $  617,951
PROPERTY                                  7,871,553        8,018,490

OTHER ASSETS                                113,275           41,457

TOTAL                                    $8,577,400       $8,677,898

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  773,057       $  727,597

MINORITY INTEREST IN
  REAL ESTATE JOINT VENTURE                 410,857          419,861


PARTNERS' EQUITY:
     General Partners                       (63,506)         (62,137)
     Limited Partners                     7,456,992        7,592,577

  Total partners' equity                  7,393,486        7,530,440

TOTAL                                    $8,577,400       $8,677,898


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995


                                         March 31,       March 31,
                                           1996             1995
REVENUES:

Rental Income                            $  604,868       $  583,905
Interest                                      3,667            2,314
     Total revenues                         608,535          586,219

EXPENSES:

Operating Expenses                          338,484           339,574
General and administrative                   74,629            64,408
     Total expenses                         413,113           403,982

INCOME BEFORE MINORITY INTEREST
   IN INCOME OF REAL ESTATE
   JOINT VENTURE                            195,422           182,237

MINORITY INTEREST IN INCOME
   OF REAL ESTATE JOINT VENTURE              22,346            26,090

NET INCOME                               $  173,076        $  156,147


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  171,345        $  154,586
    General partners                          1,731             1,561

TOTAL                                    $  173,076        $  156,147

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     5.58        $     5.04


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693            30,693

See accompanying notes to consolidated financial statements(unaudited).


CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1994         ($  58,938)     $7,909,264   $7,850,326

NET INCOME                               1,561         154,586      156,147
DISTRIBUTIONS                           (2,713)       (268,564)    (271,277)

EQUITY AT MARCH 31, 1995              ($60,090)     $7,795,286   $7,735,196

EQUITY AT DECEMBER 31, 1995           ($62,137)     $7,592,577   $7,530,440

NET INCOME                               1,731         171,345      173,076
DISTRIBUTIONS                           (3,100)       (306,930)    (310,030)

EQUITY AT MARCH 31, 1996              ($63,506)     $7,456,992   $7,393,486


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                       March 31,          March 31,
                                         1996               1995

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 173,076          $ 156,147

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        146,937            146,938
     Distributions paid to
      	minority interest
       in real estate joint
      	venture in excess of
      	earnings                           (9,004)           (10,510)

     Changes in assets and
      	liabilities:

     Increase in other assets            (71,818)           (30,744)
     Increase in liabilities              45,460             63,352
Net cash provided by
  operating activities                   284,651            325,183

CASH FLOWS FROM INVESTING ACTIVITIES -

     Purchase of property
       and equipment                           0            (3,770)

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (310,030)          (271,277)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                      (25,379)            50,136

CASH AND CASH EQUIVALENTS:

     At beginning of period              617,951            421,316
     At end of period                  $ 592,572          $ 471,452


See accompanying notes to consolidated financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 30,693 limited partnership units.


The accompanying consolidated financial information as of March 31, 1996 and for the periods ended March 31, 1996, and 1995 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of March 31, 1996, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and equipment                10,969,669
        Total                                  13,699,459
        Less: Accumulated Depreciation        ( 5,827,906)
        Property - Net                       $  7,871,553

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.